EXHIBIT 2.01
Resource Extraction Payment Report for the Fiscal Year Ended December 31, 2025
This exhibit to Form
SD
presents payments made by Berkshire Hath
aw
ay Energy Company (“BHE”) and its consolidated subsidiaries to foreign governments for the purpose of commercial development of natural gas resources during the fiscal year ended December 31, 2025. BHE is a direct subsidiary and reportable segment of
Berkshire Hathaway Inc.
(“Berkshire”). The information within this report has been prepared and is presented in accordance with Rule
13q-1
(17 CFR
240.13q-1)
under the Securities Exchange Act of 1934, as amended (the “Rule”). This report is limited to payments required to be disclosed by the Rule and does not include other payments and contributions to governmental and civic entities beyond the scope of the Rule. All payments are reported on a cash basis and were made in British pounds sterling (GBP), which were converted into
U.S. dollars
using the exchange rate in effect at the fiscal year end, December 31, 2025. All amounts reported in the table below relate to natural gas resources within Northern Powergrid, which is a reportable segment of BHE. Amounts reported in this exhibit may be different from disclosures in Berkshire’s or BHE’s other publicly available financial reports, including those found within Berkshire’s or BHE’s periodic reports filed with the U.S. Securities and Exchange Commission.
Payments by Project and Government
(USD)

Project	Government	Country	Subnational Jurisdiction	Business Segment	Resource	Method of Extraction	Fees	Total
Blythe (P1736)	North Sea Transition Authority	United Kingdom	England, Southern North Sea	Northern Powergrid	Natural Gas	Offshore Well	$494,996	$494,996
Southwark (P1915)	North Sea Transition Authority	United Kingdom	England, Southern North Sea	Northern Powergrid	Natural Gas	Offshore Well	464,015	464,015
Elgood (P2260)	North Sea Transition Authority	United Kingdom	England, Southern North Sea	Northern Powergrid	Natural Gas	Offshore Well	371,696	371,696

		North Sea Transition Authority Total					$1,330,707	$1,330,707